UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2008

ARCH CHEMICALS, INC.

(Exact name of registrant as specified in its charter)

Virginia	1-14601	06-1526315
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Merritt 7, Norwalk, CT	06851
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (203) 229-2900

(N/A)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Arch Chemicals, Inc. (the “Company”) extended its accounts receivable securitization program, which was scheduled to expire shortly, with Three Pillars Funding LLC and SunTrust Robinson Humphrey, Inc. (f/k/a SunTrust Capital Markets, Inc.) pursuant to an Amendment No. 1 to Receivables Purchase Agreement, dated as of June 23, 2008. Under the program, the Company and certain of its subsidiaries sell, without recourse, certain accounts receivable to the Company’s wholly-owned subsidiary, Arch Chemicals Receivables Corp., a special-purpose corporation. Arch Chemicals Receivables Corp. may sell participation interests in these accounts receivable to Three Pillars Funding LLC for a maximum purchase price of up to $80.0 million during the months of February through August and $40.0 million during the other months. SunTrust Robinson Humphrey, Inc. acts as Administrator for Three Pillars Funding LLC under the program. Three Pillars Funding LLC funds its purchases through the issuance of commercial paper or borrowings from SunTrust Bank under a liquidity facility. The program is subject to the annual renewal of Three Pillars Funding LLC’s liquidity facility and expires on July 7, 2011. The Company provides servicing for the accounts receivable collections. The amount of participation interests sold to Three Pillars Funding LLC under the program is subject to change based on the level of eligible receivables. A conformed copy of Amendment No. 1 to the Receivables Purchase Agreement is filed as an exhibit hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(c) Exhibits

10	Amendment No. 1 to Receivables Purchase Agreement, dated as of June 23, 2008, among Arch Chemicals Receivables Corp., as Seller, Arch Chemicals, Inc., as Initial Servicer, Three Pillars Funding LLC and SunTrust Robinson Humphrey, Inc., as Administrator.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 25, 2008

ARCH CHEMICALS, INC.

By:	/s/ Steven C. Giuliano
Name:	Steven C. Giuliano
Title:	Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10	Amendment No. 1 to Receivables Purchase Agreement, dated as of June 23, 2008, among Arch Chemicals Receivables Corp., as Seller, Arch Chemicals, Inc., as Initial Servicer, Three Pillars Funding LLC and SunTrust Robinson Humphrey, Inc., as Administrator.

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